NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS (713(713) 996-47

DXP ENTERPRISES BUILDS TRANSITION PLAN TO NEW ACCOUNTING FIRM IN 2022

Houston, TX – November 15, 2021 – DXP Enterprises, Inc. (NASDAQ: DXPE) on Friday, November 12, 2021, filed an 8-K with the SEC regarding its plans to transition to a new audit firm for the remainder of fiscal 2021 and for fiscal 2022. The Company determined that in order to timely complete its audit for 2021, rather than wait for its existing auditor to complete its review of the Q3 Form 10-Q before resigning, it would need to immediately replace its existing auditor so that the review of the Company’s Q3 Form 10-Q and its full year audit and review of its internal controls could be run in parallel. Management believes this will give it the best chance of completing its fiscal 2021 full year audit on time and facilitate a successful transition to a new accounting firm in fiscal 2022.

Given the unexpected nature surrounding the circumstances, how late it is in the year and the current squeeze on accounting firm resources in the marketplace, the Company made the decision to appoint McConnell & Jones LLP (“McConnell Jones”) given the firm’s willingness to devote substantial resources to the audit and the breadth, experience and ability to conduct an integrated audit. The Company made the decision to select McConnell Jones as its interim auditor until the Company could more fully review and facilitate an orderly transition during the first half of fiscal 2022. The Company appreciates the willingness of McConnell Jones to step in so late in the year. In choosing McConnell Jones, not only did they have the staffing resources, but they were more than qualified. The deep experience of the firm’s personnel, with roots in big four accounting firms and over thirty years in the business, makes them more than capable to review the Q3 Form 10-Q and complete the full year audit. As customary in an auditor transition, the Company will select an independent registered public accounting firm for fiscal 2022 appropriate for the size, scale and complexity of the Company.

Kent Yee, CFO remarked, “This plan and recent choices have been about the future of DXP and to align with our vision and plan for the finance and accounting function. When you are in a growth environment, change is constant, and you look for partners, solutions and situations that complement your growth. DXP is no different. While we would have preferred a more orderly or conventional transition, that was not applicable to these circumstances. As we have communicated in the recent past, DXP has always valued conservatism, accuracy and timeliness given the multiple stakeholders including customers, vendors, debt and equity investors, rating agencies and the like. We appreciate McConnell Jones and their willingness to dedicate resources over the short term to get our filings back on schedule as we build a bridge to an audit firm commensurate with our business and priorities.”

Gene Padgett, CAO added, “We will remain focused on continuous improvement and a raised bar as we transition to providers and resources that match DXP. Kent, Stephen (DXP’s controller) and I have always talked about aligning service providers and tools befitting of DXP. We are at that inflection point and look forward to our successful transition.”

Kent Yee, CFO concluded, “Our next step, is about aligning partners and the level of expertise and service that fits DXP’s size and evolution going forward. DXP’s business and financial health has never been stronger and as I have said in the past, this can get lost given the unfortunate noise surrounding our recent filings and the finance and accounting groups growth process. DXP has done a great job rebounding from COVID, successfully reduced DXP’s oil and gas exposure fueled by acquisitions (today less than thirty percent) and continued to invest in the business for go-forward improvement, scalability and performance as well as executing on our share repurchase program. This is the messaging that is important.”

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. These forward-looking statements include without limitation those about the Company’s expectations regarding the impact of and recovery from the COVID-19 pandemic and the impact of low commodity prices of oil and gas; the Company’s business, the Company’s future profitability, cash flow, liquidity, and growth. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, economic risks related to the impact of COVID-19, ability to manage changes and the continued health or availability of management

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS (713(713) 996-47

personnel and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.